EXHIBIT 10.1

THE GREATER BAY BANCORP

2005 LONG TERM INCENTIVE PLAN

1.    Purpose

1.1  The purpose of the Plan is to promote the success and enhance the value of the Company by providing Executives of the Company and its Subsidiaries with an incentive for outstanding performance over multiple years. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Executives upon whose judgment, interest, and special effort the success of the Company’s operation is largely dependent. In addition, the Plan is intended to ensure that any such long term incentive compensation qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.

2.    Definitions and Construction

2.1  Accounting Terms.    Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business.

2.2  Specific Terms.    The following words and phrases shall have the following meanings:

(a)  “Board” means the Board of Directors of the Company.

(b)  “Cause” with respect to a Participant shall mean any of the following that has a material adverse effect upon the Company or any Subsidiary: (i) the Participant’s deliberate violation of any state or federal banking or securities law; or (ii) the Participant’s deliberate violation of the bylaws, rules, policies, or resolutions of the Company or any Subsidiary; or (iii) the Participant’s deliberate violation of the rules or regulations of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Company or any Subsidiary; or (iv) the Participant’s conviction of any felony; or (v) the Participant’s conviction of a crime involving moral turpitude, fraudulent conduct, or dishonest conduct.

(c)  “Change in Control” means the occurrence of any of the following events:

(i)  Any “person” (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors, other than a group of two or more persons not (A) acting in concert for the purpose of acquiring, holding or disposing of such stock or (B) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Company or the Company entitled to vote in the election of directors is not a Change in Control.

(ii)  During any period of not more than twelve (12) consecutive months during which the Company continues in existence, not including any period prior to the effective date of this Plan, individuals who, at the beginning of such period, constitute the Board of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section 2.2(c)) whose appointment to such Board or nomination for election to such Board was approved by a vote of a majority of the directors then still in office, either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of such Board.

(iii)  The effective date of any consolidation or merger of the Company (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (A) a consolidation or merger of the Company in which the holders of the voting capital stock of the Company immediately prior to the consolidation or merger hold at least fifty percent (50%) of the voting capital stock of the surviving entity immediately after the consolidation or merger or (B) a consolidation or merger of the Company with one or more other persons that are related to the Company immediately prior to the consolidation or merger. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them.

(iv)  The sale or transfer of substantially all of the Company’s assets, to one or more persons that are not related (as defined in clause (iii) of this Section 2.2(c)) to the Company immediately prior to the sale or transfer.

(d)  “Code” means the Internal Revenue Code of 1986, as amended.

(e)  “Committee” means the Section 162(m) subcommittee of the Board, its compensation committee or other committee as from time to time the Board may designate to administer the Plan in accordance with Section 162(m). The Committee shall consist of at least three (3) members of the Board who are “outside directors” within the meaning of Section 162(m).

(f)  “Company” means Greater Bay Bancorp, a California corporation, and any business organization or corporation into which Greater Bay Bancorp may be merged or consolidated or by which it may be succeeded.

(g)  “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which:

(i)  Renders the Participant unable to engage in any substantial gainful activity; or

(ii)  Results in the Participant receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance maintained by the Company for the benefit of its employees.

Whether or not a Participant meets either of the above conditions will be determined by the Committee in its sole and absolute discretion.

(h)  “Executive” means an employee (including any officer) of the Company who is (or in the opinion of the Committee may during the applicable Performance Period become) a “covered employee” for purposes of Section 162(m). An Executive holds one or more of the following corporate titles or management committee designations:

President;

Chief Executive Officer;

Executive Vice President;

Senior Vice President; and

Other Senior Officers (nominated for Plan participation by the Chief Executive Officer and approved by the Company’s Compensation Committee.)

(i)  “LTIP Pool” means the pool of funds that may be paid to Participants for a Performance Period, as determined by the Committee. The LTIP Pool shall be equal to the Section 162(m) Pool less any reductions made at the Committee’s discretion.

(j)  “Operating Cash Flow” means the consolidated cash flow of the Company and all of its Subsidiaries from operating activities as determined by the Company in accordance with generally accepted accounting principles, as from time to time in effect.

(k)  “Participant” means an Executive who has been granted a Performance Award pursuant to the Plan.

(l)  “Performance Award” means a right granted to a Participant to receive cash, Shares, Restricted Stock or other awards for a Performance Period based upon a percentage of the LTIP Pool for such Performance Period, subject to reduction in accordance with the terms of such Performance Award or otherwise at the Committee’s discretion. A Performance Award is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(m)  “Performance Period” means the period with respect to which the Performance Awards are to be measured. Each Performance Period shall consist of three (3) calendar years. A new Performance Period shall begin on each January 1 (e.g., the first Performance Period would begin on January 1, 2005 and end on December 31, 2007; the second Performance Period would begin on January 1, 2006 and end on December 31, 2008, and so forth).

(n)  “Plan” means this Greater Bay Bancorp 2005 Long Term Incentive Plan, as amended and/or restated from time to time.

(o)  “Restricted Stock” means Shares awarded to a Participant pursuant to the Stock Plan that may be subject to specified restrictions and to risk of forfeiture.

(p)  “Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

(q)  “Section 162(m) Pool” means the maximum pool of funds available for Performance Awards for a Performance Period under the Plan. The Section 162(m) Pool will be equal to one percent (1.0%) of the cumulative total Operating Cash Flow for the applicable Performance Period.

(r)  “Shares” means shares of common stock of the Company or any securities or property, including rights, into which shares of common stock of the Company may be converted by operation of law or otherwise.

(s)  “Stock Plan” means the Company’s 1996 Stock Option Plan, as amended, or any other shareholder approved stock incentive plan of the Company.

(t)  “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

3.    Performance Awards

3.1  Establishment of Performance Awards.    Any Executive selected by the Committee may be granted one or more Performance Awards. All Performance Awards under this Plan shall be made based upon the Section 162(m) Pool. Individual Performance Awards shall be determined by the Committee, at its discretion. In no event may the aggregate value of individual Performance Awards exceed the maximum value of the Section 162(m) Pool.

3.2  Establishment of LTIP Pool.    The LTIP Pool shall be established by the Committee for each Performance Period as an amount that is equal to or less than the Section 162(m) Pool. In making any reductions to the Section 162(m) Pool to establish the LTIP Pool, the Committee may consider such factors as it determines are relevant for the Performance Period.

3.3  Additional Limitations.    Notwithstanding any other provision of the Plan, any Performance Award that is granted to a Participant and is intended to constitute qualified performance-based compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

3.4  Maximum Individual Performance Award.    Notwithstanding any other provision of the Plan, no Executive shall receive a Performance Award for any Performance Period in excess of four-tenths of one percent (0.4%) of the cumulative Operating Cash Flow for the specific Performance Period for which the Performance Award is granted.

3.5  Effect of Mid-Year Commencement of Service.    If an Executive becomes eligible to participate in the Plan after the commencement of a Performance Period, the Committee may grant the Executive a Performance Award for such Performance Period that is proportionately adjusted based on the period of time during the Performance Period that the Executive is a Participant. In order to receive such a prorated Performance Award, the Executive must hold a qualifying Executive position for at least one (1) year during the applicable Performance Period.

3.6  Unpaid Leave of Absence.    If a Participant takes an unpaid leave of absence from the Company or a Subsidiary, at the discretion of the Committee, the Performance Award may be proportionately adjusted based on the period of Participant’s actual service during the Performance Period.

3.7  Committee Discretion to Determine Performance Awards.    The Committee has the sole discretion to determine the standard or formula pursuant to which reductions are to be made to the Section 162(m) Pool in establishing the LTIP Pool, the calculation of each Participant’s Performance Award (in accordance with Sections 3.1 and 3.2 of the Plan) from the LTIP Pool, whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. The Committee has the sole discretion to reduce an Executive’s Performance Award. The Committee may not, however, increase an Executive’s Performance Award based upon the reduction of another Executive’s Performance Award or otherwise. The Committee may at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Performance Awards as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the Section 162(m) Pool or the maximum amount permitted to be paid to any Executive under Section 3.4 of the Plan for any Performance Period.

3.8  Committee Certification.    No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

3.9  Time of Payment; Deferred Amounts.    Any Performance Award granted by the Committee under the Plan shall be paid as soon as practicable (generally within seventy-five (75) days), following the Committee’s determinations under this Section 3.9 and the certification of the Committee’s findings under Section 3.8. At the Committee’s discretion, subject to compliance with Section 409A of the Code, payments to the Executive may be made on a structured basis so long as the payment dates are fixed. Any such payment shall be in cash or cash equivalent or in such other form of equal value on such payment date (including Shares, Restricted Stock, or share equivalents as contemplated by Section 3.10 as the Committee may approve or require, subject to applicable withholding requirements (as provided in Section 3.11). Notwithstanding the foregoing, the Committee, in its sole discretion (but subject to compliance with Section 162(m), to compliance with Section 409A of the Code, and to any prior written commitments and to any conditions consistent with Sections 3.10, 5.3 and 7.10 that it deems appropriate), provide to Participants the opportunity to elect to defer the payment of any Performance Award under a nonqualified deferred compensation plan.

3.10  Share Payouts of Performance Award.    Any Share, Restricted Stock or Share-related stock unit payout under a Performance Award shall be pursuant to a combined Performance Award under the Plan and the Stock Plan. The number of Shares, Restricted Stock, or stock units awarded in lieu of all or any portion of a Performance Award shall be equal to the largest whole number of Shares which have an aggregate fair market value no greater than the amount of cash otherwise payable as of the date the cash payment of the Performance Award would have been made. For this purpose, “fair market value” shall have the meaning set forth in the Stock Plan. Any such Shares, Restricted Stock, or stock units (or similar rights) shall thereafter be subject to adjustments for changes in corporate capitalization as provided in the Stock Plan.

3.11  Tax Withholding.    The Company shall withhold from any amounts payable under this Plan, or from any other compensation payable to the Participant, any and all federal, state and local income taxes, the Participant’s share of FICA and other employment taxes, and any other taxes that are required to be withheld from such payment under applicable law.

4.    Vesting and Termination of Performance Awards

4.1  Vesting or Termination.    Except as otherwise set forth in the Plan, in the event the Participant’s employment with the Company and its Subsidiaries terminates during a Performance Period or thereafter prior to payment of Performance Awards relating thereto, each Performance Award shall be vested or shall terminate on such terms and conditions as the Committee shall establish with respect to the Performance Award.

4.2  Termination of Employment for Cause.    If a Participant’s employment with the Company or a Subsidiary is terminated for Cause or if a Participant engages in misconduct defined as Cause either before voluntarily terminating employment or after terminating employment, any Performance Award held by such Participant shall terminate immediately upon the Company giving notice to the Participant either that the Participant has been terminated for Cause or that the Participant has engaged in misconduct defined as Cause. The Committee shall be the sole judge of whether the Participant’s employment is terminated for Cause or the Participant has engaged in misconduct defined as Cause.

4.3  Termination of Employment due to Death and Disability.    If a Participant’s employment with the Company or a Subsidiary is terminated due to death or Disability, then the Participant shall be eligible to receive payment of a prorated Performance Award within ninety (90) days of the termination date, or such shorter or longer time period as may be determined by the Committee, but only to the extent that the Performance Award was earned on the termination date. The prorated value of the Performance Award shall be calculated based upon the target value of the individual Performance Award, rather than the LTIP Pool (as the LTIP Pool may not be established prior to the payment date.)

4.4  Termination of Employment due to Retirement.    If a Participant’s employment with the Company or a Subsidiary is terminated due to retirement after attaining age sixty-two (62) years, then the Participant shall be eligible to receive a prorated Performance Award based on actual performance at the end of the Performance Period, or such shorter period as may be determined by the Committee. In order to receive such a prorated Performance Award, the Executive must have held a qualifying Executive position for at least one (1) year during the applicable Performance Period.

5.    Administration

5.1  Powers of the Committee.    The Committee shall have the sole authority to establish the LTIP Pool, determine the Executives who will participate in and receive Performance Awards under the Plan, and, subject to the terms of the Plan, the amount of Restricted Stock or Shares under such Performance Awards, and the time or times at which and the form and manner in which Performance Awards will be paid (which may include elective or mandatory deferral alternatives), and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Performance Awards under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

5.2  Requisite Action.    A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

5.3  Express Authority (and Limitations on Authority) to Change Terms and Conditions of Performance Awards; Acceleration of Payment.    Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and compliance with Section 162(m), the Committee shall have the authority to accelerate a Performance Award and to waive restrictive conditions for a Performance Award, in such circumstances as the Committee deems appropriate. In addition, and notwithstanding anything elsewhere in the Plan to the contrary, the Committee shall have the authority to provide under the terms of a Performance Award that payment or vesting shall be accelerated upon the death or disability of a Participant, a Change in Control of the Company, or upon termination of the Participant’s employment without Cause or as a constructive termination, as and in the manner provided by the Committee. In no event, however, may the Committee modify Performance Awards such that the limitations on Performance Award values set forth in Sections 3.1, 3.3, and 3.4 are exceeded.

6.    Amendment, Suspension or Termination

6.1  Amendment, Suspension or Termination of Plan.    The Board or the Committee may from time to time amend, suspend, or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment shall be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable provisions of Section 162(m).

7.    General Provisions

7.1  No Right to Performance Awards or Continued Employment.    Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 7.1, any predecessor or subsidiary), the Board or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Performance Award or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Nothing in this Section 7.1, however, is intended to adversely affect any express independent right of any person under a separate employment agreement. Notwithstanding any other provision hereof and notwithstanding the fact that required criteria have been attained and/or the individual maximum amounts hereunder have been calculated, the Company shall have no obligation to pay any Performance Award hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment.

7.2  Subsequent Performance Awards.    The designation of a Participant for a Performance Period shall not in any manner entitle the Participant to receive a Performance Award for the Performance Period. Moreover, designation of a Participant for a particular Performance Period shall not require designation of such Participant for any subsequent Performance Period, and designation of one Participant for any Performance Period shall not require designation of any other Participant in such Performance Period or in any other Performance Period.

7.3  Discretion of Company, Board and Committee.    Any decision made or action taken by the Company or by the Board or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation, and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Board or the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

7.4  Arbitration.    All claims, disputes and other matters in question arising out of or relating to this Plan shall be resolved by binding arbitration before an arbitrator, selected by the mutual agreement of the parties, from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that an arbitrator, selected by the mutual agreement of the parties, from the American Arbitration Association (“AAA”), in San Francisco, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to the dispute and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to commercial rules and procedures used or established by JAMS, or if there are none, the commercial rules and procedures used or established by AAA. Notwithstanding anything to the contrary in the JAMS (or AAA) rules and procedures, the arbitration shall provide for (i) written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Subject to Section 7.5 below, the parties shall bear their own costs and attorneys’ fees incurred in conducting the arbitration, and shall split equally the fees and administrative costs charged by the arbitrator and JAMS (or AAA) unless required otherwise by applicable law. Any award rendered by JAMS (or AAA) shall be final and binding upon the parties, and as applicable, their respective heirs, Beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Palo Alto, California, unless otherwise agreed to by the parties.

7.5  Attorneys Fees.    In the event of any arbitration or litigation concerning any controversy, claim, or dispute arising out of or relating to this Plan, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

7.6  No Funding of Plan.    The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.

7.7  Non-Transferability of Benefits and Interests.    Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 7.7 shall not apply to an assignment of a contingency or payment due (i) after the death of an Participant to the deceased Participant’s legal representative or beneficiary or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

7.8  Law to Govern.    All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.

7.9  Non-Exclusivity.    The Plan does not limit the authority of the Company, the Board, or the Committee, or any Subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority, including, without limitation, the issuance of Shares, Restricted Stock or Share-related stock units or any other awards under the Stock Plan.

7.10  Section 162(m) Conditions; Bifurcation of Plan.    It is the intent of the Company that the Plan and Performance Awards made hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Performance Award intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

7.11  Indemnification.    To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

7.12  Titles and Headings.    The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

8.    Effective Date

8.1  Effective Date of the Plan.    The Plan shall be effective as of January 1, 2005, subject to the approval of the shareholders of the Company.